P.O. Box 718 • Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE

SUBJECT: Old National Appoints Jim Morris to Corporate Board of Directors

DATE: November 3, 2010

For Further Information Contact: Kathy Schoettlin, Old National Bancorp: 812-465-7269

EVANSVILLE, Ind. On Thursday, October 28, Old National Bancorp appointed Indiana business leader and philanthropist, Jim Morris to its Corporate Board of Directors. Morris currently serves as the President of Pacers Sports & Entertainment. As a corporate board member, Morris will define goals and enforce standards while providing oversight of the corporation.

“We are very pleased to welcome Jim to our Board of Directors,” said Old National Board Chairman Larry Dunigan. “The depth of his business expertise and leadership coupled with his passion for pubic service make him a tremendous asset to Old National.”

Jim Morris has served as president of Pacers Sports & Entertainment (PS&E) since 2008. Morris has enjoyed an extensive and diverse career that has been successful, both professionally and philanthropically. A graduate of Indiana University with a master’s degree from Butler University, Morris has spent much of his life in Indianapolis in a variety of key positions. He started with American Fletcher National Bank in 1965 after graduating from IU and from 1967 -73 served under former Mayor Richard G. Lugar as chief of staff. He then went to the Lilly Endowment, serving as its president from 1984-88 and from 1989-2002; he was the chairman and chief executive officer for IWC Resources Corporation and Indianapolis Water Company.

Before joining PS&E, Morris was the executive director for five years for the United Nations World Food Programme where he oversaw the world’s largest humanitarian agency. That rewarding position took him to many oppressed parts of the world as he worked on behalf of the hungry poor, particularly children – participating in numerous international meetings, including the U.N. Security Council.

Morris has received many honors, including 16 honorary degrees, throughout his career in recognition for service, particularly in the city of Indianapolis. He has also served on numerous boards and committees – including the chairman of the Indiana University Board of Trustees, treasurer of the United States Olympic Committee and a member of the Board of Governors of the American Red Cross – devoting countless hours to various causes. He is currently Chairman of the Riley Foundation. His interests reflect: community development, core city revitalization; enhancing opportunities for young people, especially those at-risk; developing work issues; building a sense of community; fund-raising; philanthropy; and the independent sector.

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About Old National

Old National Bancorp, which celebrated its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.5 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Investor Relations section of the company’s website at oldnational.com.

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